Exhibit 99.1

ICOS Salutes Contributions of Outgoing Director William H. Gates III

    BOTHELL, Wash.--(BUSINESS WIRE)--Jan. 10, 2005--ICOS Corporation (Nasdaq:ICOS) recognized today the long-term dedication and commitment of William H. Gates III, following his decision to resign from the ICOS Board of Directors. Gates joined the Board in 1990, when the company began operations, and served through the successful launch of the company's first product, Cialis(R) (tadalafil).
    "ICOS is extremely grateful to have had Bill Gates' vision and leadership as a member of the board during a period that spanned two decades. His extraordinary service has been valuable at every stage of the company's development," declared Paul Clark, ICOS Chairman and CEO. "With his insightful questions and encouraging attitude, Bill has always been a great favorite of management, employees and his fellow board members. He will be missed. On behalf of everyone at ICOS we say 'Thank you' to Bill as we salute all that he has done."
    In a letter sent to Clark, Gates stated, "Joining the ICOS team in 1990 was a great opportunity for me because of my interest in science and the biotechnology business. It's been immensely interesting to have been involved with the company from its early days...ICOS is a great company with an exciting future ahead of it. With any luck the drugs in the pipeline will not only generate great returns for shareholders but also have significant impact in improving health. I plan to be a long term shareholder in the company."
    In Gates' closing statement, he said, "The ICOS board has always been very capable and the additions made over the last year have just increased that...ICOS is well positioned for many future successes."
    The new members of the ICOS board, elected in 2004, are Teresa Beck, former President of American Stores Company; Vaughn D. Bryson, former Chief Executive Officer and President of Eli Lilly and Company; Robert J. Herbold (effective March 16, 2005), former Chief Operating Officer of Microsoft; and Jack W. Schuler, former Chief Operating Officer of Abbott Laboratories. The other members of the ICOS board are Frank T. Cary, former Chairman and Chief Executive Officer of IBM Corporation; James L. Ferguson, former Chairman and Chief Executive Officer of General Foods; David V. Milligan, Ph.D., former Senior Vice President and Chief Scientific Officer of Abbott Laboratories; Robert
W. Pangia, former Executive Vice President and Director of Investment Banking of PaineWebber; Walter B. Wriston, former Chairman and Chief Executive Officer of Citicorp/Citibank, N.A.
    Gates' letter, in its entirety, was filed today with the SEC as an exhibit to the Form 8-K related to his resignation. Mr. Gates will serve on the ICOS board until February 9, 2005.
    ICOS Corporation, a biotechnology company, is dedicated to bringing innovative therapeutics to patients. Headquartered in Bothell, Washington, ICOS is marketing its first product, Cialis(R) (tadalafil), through Lilly ICOS LLC, for the treatment of erectile dysfunction. ICOS is working to develop treatments for serious unmet medical conditions such as chronic obstructive pulmonary disease, benign prostatic hyperplasia, cancer and inflammatory diseases.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause ICOS' results and the timing of certain events to differ materially from those discussed in the forward-looking statements, including risks associated with product commercialization, manufacturing activities, clinical development, regulatory approvals, intellectual property claims and litigation and other risks detailed in ICOS' latest Quarterly Report on Form 10-Q and its other SEC filings.

    CONTACT: ICOS Corporation
             Lacy Fitzpatrick, 425-415-2207